Exhibit (h)(iii)(4)

THIRD AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated as of August 19, 2002 (the “Agreement”) by and between State Street Bank and Trust Company (the “Bank” and, with respect to its transfer agency services, the “Transfer Agent”), a Massachusetts trust company, and SPDR Index Shares Funds (formerly known as streetTRACKS Index Shares Funds) (the “Fund”), which may be amended from time to time, is hereby amended as of May 23, 2012 in the manner set forth below:

WHEREAS, the USA PATRIOT Act of 2001, and the regulations and rules promulgated thereunder (collectively, the “USA PATRIOT Act”), imposes anti-money laundering requirements on financial institutions;

WHEREAS, the Fund has developed and implemented written anti-money laundering policies (the “Fund’s AML Program”) pursuant to the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS, the Fund, through its various series operating as exchange traded funds, offers shares for purchase and redemption on an in-kind basis in large blocks of shares called creation units, whereby only financial institutions (each, an “Authorized Participant” and collectively, the “Authorized Participants”) that have executed a participant agreement may place orders for and hold creation units;

WHEREAS the Fund’s AML Program incorporates customer identification procedures (“CIP”) and the U.S. Treasury’s Office of Foreign Asset Control (“OFAC”) compliance and is reasonably designed to satisfy the relevant requirements of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS, the Fund is permitted under applicable law and regulation to delegate certain aspects of its AML obligations to a suitable third-party service provider;

WHEREAS, the Fund desires to delegate to the Bank the performance of certain AML functions (the “Delegated Functions”) and the Bank desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement pursuant to the terms thereof by adding the following provisions:

1.	Duties:

1.1	Duties of the Fund. The Fund shall perform the following functions:

(a) Notice. The Fund or its agent shall provide notice, if and to the extent required under applicable law, to the Fund’s Authorized Participants that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

Exhibit (h)(iii)(4)

(b) Information Collection. The Fund or its agent, which may be the Bank, shall obtain identifying information from each Authorized Participant which includes, at a minimum: (i) full legal name, (ii) physical address and (iii) a taxpayer identification number or other government-issued identifier.

1.2	Functions Delegated to the Bank. The Bank shall perform the following functions:

(a) OFAC Compliance. The Bank shall screen the name and address information of new and existing Authorized Participants against lists of known or suspected terrorists or terrorist organizations made available to the Bank in accordance with the Bank’s AML Program and all U.S. federal government directives related to such lists. These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury. Such screening shall occur in accordance with the Transfer Agent’s AML Procedures. In the event that a new or existing Authorized Participant matches a name contained on one of the foregoing lists and the Bank cannot resolve such match in accordance with the Transfer Agent’s AML Procedures, the Transfer Agent shall not accept such Authorized Participant’s subscription or shall freeze such Authorized Participant’s subscription funds unless directed otherwise by a U.S. federal government agency and will promptly inform the Fund’s AML Officer (the “Designated Contact”) of the foregoing circumstances who shall take such other action as may be required by applicable law or regulation. In the event that the name of a new or existing Authorized Participant matches a name contained on one of the foregoing lists and the Bank cannot resolve such match in accordance with the Transfer Agent’s AML Procedures, the Bank shall so inform the Fund’s Designated Contact of the foregoing circumstances, who shall instruct the Bank on the actions the Designated Contact wishes the Bank to take which may include no action, accepting the Authorized Participant’s subscription funds and rating the account as higher risk, not accepting such Authorized Participant’s subscription, or freezing or liquidating such Authorized Participant’s subscription funds. Notwithstanding such instruction, the Bank will take such action as it is required to take under applicable law.

(b) Identity Verification for Authorized Participants. Upon instruction from the Fund that a prospective Authorized Participant would be a “Customer” requiring CIP, the Transfer Agent shall be responsible for verifying the CIP information of any such prospective Authorized Participant as recorded on the Transfer Agent’s record keeping systems. To the extent the Transfer Agent’s CIP Procedures require documentary identity verification for any Authorized Participant, such as government-

Exhibit (h)(iii)(4)

issued identification cards, utility bills or organizational documents, the Transfer Agent shall ensure that such information or documentation is requested. In the event that insufficient information or documentation is provided by the prospective Authorized Participant, the Transfer Agent shall promptly contact the Fund’s Designated Contact to seek further instructions.

(c) Transaction Monitoring and Suspicious Activity Reporting. The Bank shall maintain internal control procedures to monitor transactions in Authorized Participant accounts using a risk-based approach. The Bank shall use the definitions provided in the applicable rules and regulations promulgated under the Bank Secrecy Act to determine what activity may be suspicious. Any suspicious activity identified shall be reported to the Bank’s AML Compliance Officer who shall take the necessary action under the Bank’s AML Program and provide, as soon as reasonably practicable, the Fund’s Designated Contact with all available information related to the activity in question. The Bank’s AML Compliance Officer will determine whether it is appropriate to file a suspicious activity report (“SAR”) on behalf of the Bank.

(e) Recordkeeping. The Bank will create and retain the records required by its AML Program and document the performance of the Delegated Functions in accordance with, and for the periods required by, applicable U.S. law or regulation.

2.	Certifications.

2.1	The Bank shall certify to the Fund, on an annual basis and in such form as the Bank and the Fund may mutually agree upon, that:

(a) it has established procedures which are reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations and in accordance with the Fund’s AML Program;

(b) it has designated an individual or individuals responsible for implementing and monitoring these procedures;

(c) it has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to its AML Program;

(d) it provides for periodic, but at a minimum annual, independent testing of its AML Program (“Independent Testing”);

(e) it has performed the Delegated Functions it has agreed to perform pursuant to this Agreement; and

Exhibit (h)(iii)(4)

(f) there have been no amendments to the Bank’s AML Program or Transfer Agent’s AML Procedures that would materially affect the performance of the Delegated Functions or, to the extent there were any such amendments, the Fund’s AML Officer was notified of such amendments as soon as reasonably practicable.

2.2	Upon request, which generally will not exceed more than once annually, the Fund shall certify to the Bank in such form as the Bank and the Fund may mutually agree upon, that:

(a) the Fund understands that the Transfer Agent’s AML Procedures were developed and implemented, and will be maintained, in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act; and

(b) the Fund and its AML Officer agree that none of them will knowingly act or fail to act in a manner that violates or is inconsistent with the Bank’s AML Program.

3.	Consent to Examination

3.1	Upon reasonable request, the Transfer Agent will provide to the fullest extent permitted by U.S. law, the Fund or its authorized agents with:

(a) summaries of the Bank’s AML Program and the Transfer Agent’s AML Procedures;

(b) the results of the Independent Testing; and

(c) reasonable access to information obtained and held with respect to Authorized Participants in order for them to satisfy themselves of the suitability of the Transfer Agent to act as their delegate and as to the reliability of the Bank’s systems and procedures to ensure compliance with applicable U.S. anti-money laundering regulations.

The Fund will reimburse the Transfer Agent for reasonable expenses incurred by the Bank in providing the foregoing access.

3.2

Each party further understands and acknowledges that the records maintained under the Transfer Agent’s AML Procedures may be subject, from time to time, to examination and/or inspection by U.S. federal regulators or the Bank’s auditors as part of the periodic testing of the Fund’s Delegated Functions.

3.3	In addition, each party understands and acknowledges that the records maintained by the Bank with respect to the Delegated Functions may be

Exhibit (h)(iii)(4)

subject, from time to time, to examination and/or inspection by the Fund’s regulatory authorities. For purposes of such examination and/or inspection, the Bank will use its reasonable efforts to make available, during normal business hours, all required records and information concerning the Delegated Functions that the Bank performs under this agreement for review by such regulatory authorities. The Fund shall provide the Bank with notice of any pending or planned examinations and/or inspections that relate to the Delegated Functions as soon as practicable after the Fund is notified.

4.	No Delegation of Anti-Money Laundering Responsibility

4.1

The Fund and the Bank understand and agree that, notwithstanding the ability of the Fund to delegate the maintenance of the Delegated Functions to the Bank, the Fund shall be ultimately responsible for ensuring that it is compliant with its own anti-money laundering obligations.

4.2

The Fund and the Bank understand and agree that, notwithstanding the Bank’s agreement to perform the Delegated Functions, (i) the Bank will only be responsible for performing the Delegated Functions and (ii) the Bank shall be ultimately responsible for, and have complete discretion in, ensuring that it is compliant with its own anti-money laundering obligations.

5.	Miscellaneous

5.1

This Third Amendment to the Agreement supersedes in its entirety the Anti-Money Laundering Services Amendment dated October 31, 2006 between the Bank and the Fund, and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. In all other regards, the terms and provisions of the Transfer Agency and Service Agreement between the parties hereto shall continue to apply with full force and effect.

5.2

Either party may terminate this Amendment upon sixty (60) days’ written notice to the other party. Further, this Amendment will terminate automatically upon any termination of said Transfer Agency and Service Agreement.

5.3	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5.4	Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

Exhibit (h)(iii)(4)

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

SPDR INDEX SHARES FUNDS

By:	/s/ Ryan M. Louvar
Name:	Ryan M. Louvar
Title:	Secretary/AML Officer